Exhibit 10.2
AMEREN
DEFERRED COMPENSATION PLAN
FOR MEMBERS OF THE BOARD OF DIRECTORS
2007 Document

WHEREAS, Ameren Corporation (“Ameren”) previously established the Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors (“Plan”); and

WHEREAS, effective January 1, 2007, Ameren desires to amend and restate the portion of the Plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) to make certain changes;

NOW, THEREFORE, effective January 1, 2007, the portion of the Plan which is subject to Code Section 409A is amended, restated and renamed as follows:

AMEREN

DEFERRED COMPENSATION PLAN

FOR MEMBERS OF THE BOARD OF DIRECTORS

2007 Document

AMEREN

DEFERRED COMPENSATION PLAN FOR MEMBERS

OF THE BOARD OF DIRECTORS

2007 DOCUMENT

1.	PURPOSE

The purpose of the Ameren Deferred Compensation Plan for Members of the Board of Directors (“Plan”) is to provide members of the Board of Directors of Ameren Corporation (“Ameren”) with the opportunity to accumulate capital and postpone the income taxes thereon by deferring the receipt of up to 100 percent of their Director’s Retainer Fee and/or Meeting Stipends. Participation in the Plan is voluntary. The Plan is administered by Ameren Services Company (“the Company”).

Effective January 1, 2005, Ameren began administering the Plan to the extent necessary to incorporate requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Deferred Amounts which were nonforfeitable as of December 31, 2004 shall be “grandfathered” and shall be governed by the Pre-2005 Document. Deferred Amounts credited to a Participant’s Deferral Account on or after January 1, 2007 shall be governed by the provisions of this document.

2.	DEFINITIONS

Certain words and phrases are defined when first used in later paragraphs of the Plan. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

A.
Deferral Account: Book entries reflecting each Participant’s Deferred Amounts and Interest credited thereon pursuant to the provisions of Section 6. A separate Deferral Account shall be maintained for each Deferral Commitment commenced hereunder.

B.	Deferral Commitment: The sum of Director Retainer Fee and/or Meeting Stipend deferrals to which the Participant obligates himself pursuant to the provisions of Section 4.

C.	Deferred Amount: The amount of Director’s Retainer Fees and Meeting Stipends which a Participant elects to defer pursuant to the provisions of the Plan.

D.
Director's Retainer Fee: The monthly fee paid to a Participant in his capacity as a member of the Board of Directors of Ameren or a committee thereof (including for service as lead director or committee chairperson), exclusive of any other amounts paid by Ameren.

E.	Effective Date: August 1, 1986.

F.	Interest: The amount of Interest which a Participant shall be deemed to earn on his Deferred Amounts and which shall be credited to his Deferral Account as determined pursuant to Section 7.

G.	Meeting Stipend: The amount paid to the Director for attending Board and Board committee meetings.

H.
Participant: Any member of the Board of Directors of Ameren who elects or has elected to defer a portion of his Director’s Retainer Fee and/or Meeting Stipend pursuant to the provisions of the Plan, and for whom the Company maintains one or more Deferral Accounts pursuant to the provisions of the Plan.

Effective January 1, 1998, upon termination of the CIPS and CIPSCO Director’s Deferred Compensation Plans and the Director’s Retirement Plans, a board member whose balance was transferred from these terminated plans into this Ameren Deferred Compensation Plan for Members of the Board of Directors immediately became a participant in the Plan on such transfer date.

I.	Plan: The Ameren Deferred Compensation Plan for Members of the Board of Directors, as revised and restated.

J.
Plan Year: The 12-month period commencing January 1 and ending on December 31, except in the case of the 1986 Plan Year in which case the 5-month period commencing August 1, 1986 and ending on December 31, 1986.

K.	Retirement: Ceasing to be a member of the Board of Directors of Ameren for any reason after attainment of at least age 55.

          3.  ELIGIBILITY

Members of the Board of Directors of Ameren who are receiving a Director’s Retainer Fee and/or Meeting Stipend from Ameren shall be eligible to participate in the Plan. Any individual who is eligible to participate in the Plan may become a Participant by commencing a Deferral Commitment.

4.	COMMENCING A DEFERRAL COMMITMENT

A.      Maximum Deferrals:

A Participant may commence a Deferral Commitment by making an election to defer a percentage of his Director’s Retainer Fee and/or his Meeting Stipend in the manner set forth in Section 5. A Participant may defer a percentage of his Director’s Retainer Fee and/or Meeting Stipend up to a maximum of 100 percent.

B.       Irrevocability of Deferral Commitment:

During a Plan Year, a Deferral Commitment shall be irrevocable, and the deferral percentage elected by the Participant thereunder shall not be increased or decreased.

C.       Term of Deferral Commitment:

The term of a Deferral Commitment shall be the Plan Year.

D.       Crediting of Deferred Amounts:

The Participant’s Deferred Amounts shall be credited to his Deferral Account by no later than the end of the month in which such amounts would, but for such deferral, be payable to the Participant.

5.	TERMS OF DEFERRAL ELECTION

A written deferral election for a Plan Year shall indicate: (a) the percentage amount the Participant is electing to defer under the Plan; (b) whether the Participant wishes to defer his Director’s Retainer Fee, his Director’s Meeting Stipend or both; and (c) the method of distribution of such amounts, as permitted under Section 8. Such election form shall be filed by the Participant with the Company by no later than the last date specified by the Company for such filing. Such election shall be effective on the first day of the next Plan Year. In the case of a Participant who becomes eligible during a Plan Year, an election to defer may be made within 30 days after the date he or she becomes eligible to participate in the Plan (and any other “plan” (as defined in Treasury Regulations promulgated under Code Section 409A) of deferred compensation) with respect to services to be performed subsequent to the election, which shall be irrevocable during such initial year of participation. Such election shall be effective no earlier than the first day of the month following the date he or she becomes a member of the Board of Directors of Ameren.

6.	PARTICIPANT DEFERRAL ACCOUNT

There shall be established a Deferral Account in the name of each Participant who elects to defer his Director’s Retainer Fee and/or Meeting Stipend by commencing a Deferral Commitment under the provisions of the Plan. A separate Deferral Account will be maintained for each Deferral Commitment commenced by each Participant. The Deferral Account shall reflect the value of the Participant's Deferred Amounts plus Interest credited thereon with respect to the specific Deferral Commitment. The records for each Deferral Account maintained by the Company for the Participant shall be available for inspection by the Participant at reasonable times, and the Company shall make available to the Participant a statement indicating the aggregate amount credited to each of the Participant’s Deferral Accounts and the value of each such Deferral Account.

7.	INTEREST ON DEFERRED AMOUNTS

Interest calculated at the rate or rates, as hereinafter described, shall accrue from the date deferrals are credited to the Participant’s Deferral Account and shall be compounded annually and credited to the Participant’s Deferral Account as of the last business day of each Plan Year (or as of such other dates as determined by the Company) for which the Participant has a Deferral Account balance. While the Participant is a member of the Board of Directors of Ameren, the Participant’s Deferral Account balance shall earn Interest at the “Plan Interest Rate.” After Retirement from the Board of Directors or following the death of the Participant, the Participant’s Deferral Account balance shall earn Interest at the “Base Interest Rate.”

Interest rates are calculated annually as of the first day of the Plan Year. The “Plan Interest Rate” for any Plan Year shall be 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index”, formerly called “Moody’s Index”) for the previous calendar year.

The “Base Interest Rate” for any Plan Year shall be equal to the average Mergent’s Index for the previous calendar year.

8.	DISTRIBUTION AT RETIREMENT

Upon Retirement, the balance of each of a Participant’s Deferral Accounts shall be distributed to the Participant, each according to the pay-out method selected by the Participant, beginning no later than the first day of the first month following the month in which the Participant’s Retirement occurs. In the event the balances of one or more of the Participant’s Deferral Accounts are to be distributed as a single lump sum, such distribution shall take place no later than the first day of the first month following the month in which the Participant’s Retirement occurs.

A.           Distribution Alternatives:

At the time that a Participant makes an election to defer his Director’s Retainer Fee and/or Meeting Stipends under the Plan, the Participant shall select a method for the distribution of the balance of that Deferral Account at Retirement by choosing one of the following alternative methods of distribution:

1.	The balance of Participant’s Deferral Account to be distributed in a single lump sum.

2.	The balance of the Participant’s Deferral Account to be distributed in substantially equal payments over a period of 5 years commencing at Retirement.

3.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing at Retirement.

4.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing at Retirement.

(Methods 2 through 4 shall be payable either in monthly or annual installments as elected by the Participant or his beneficiary.)

B.             Subsequent Election Changes:

In accordance with the procedures established by the Company, a Participant may elect to change his method of distribution with respect to Deferral Commitments related to years prior to 2008, with respect to amounts not otherwise payable in 2007, if such an election is made no later than December 31, 2007.

On and after January 1, 2008, a Participant may elect to change his method of distribution with respect to one or more Deferral Accounts in accordance with rules established by the Company. If a Participant makes such election, then (a) such election shall not take effect until at least 12 months after the date on which such election is made, and submitted to the Company; (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment; and (d) with respect to a change in payment form, such change may not impermissibly accelerate the time or schedule of any payment under the Plan, except as provided in regulations promulgated by the Secretary of Treasury.

9.	TERMINATION PRIOR TO BECOMING ELIGIBLE FOR RETIREMENT

A.	General:

Except as described in Paragraph B below, in the event that a Participant ceases to be a member of the Board of Directors after completing one or more Deferral Commitments but prior to becoming eligible for Retirement, the balance of the Participant’s corresponding Deferral Account(s) shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant ceases to be a member of the Board of Directors.

B.	Change of Control:

In the event that a Participant ceases to be a member of the Board of Directors after completing one or more Deferral Commitments but prior to becoming eligible for Retirement and after the occurrence of a Change of Control, the balance of the Participant’s Deferral Account(s), including Interest calculated at the Plan Interest Rate, shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant ceases to be a member of the Board of Directors. For the purposes of this Paragraph, Change of Control shall have the same meaning that it has in the Amended and Restated Ameren Corporation Change of Control Severance Plan.

10.	TOTAL DISABILITY OF PARTICIPANT

In the event that it is determined by a duly licensed physician selected by the Company that, because of ill health, accident or other disability, a Participant is no longer able, properly and satisfactorily, to perform his regular duties and responsibilities as a member of the Board of

Directors, the Company shall commence distribution of the Participant’s Deferral Account(s) according to the method(s) of distribution selected by the Participant pursuant to Section 8 no later than the tenth day of the first month following the date of the physician’s disability determination, but only if the Participant is disabled within the meaning of Code Section 409A(a)(2)(C).

11.	DEATH OF PARTICIPANT

A.            Prior to Retirement

In the event of the Participant’s death prior to his Retirement, the Company shall commence distribution of the Participant’s Deferral Account(s) to the Participant’s designated beneficiary(ies) according to the method(s) selected by the Participant pursuant to Section 8 as soon as administratively feasible but no later than 30 days after the month in which the Participant’s death occurs.

B.	After Retirement

In the event of the Participant’s death after Retirement, the Company shall continue to make distributions over the remainder of the period(s) that would have been applicable to the Participant had he survived except that such continuing distributions shall be made to the Participant’s designated beneficiary(ies).

12.	HARDSHIP DISTRIBUTIONS

In the event that a Participant (or in the case of the Participant’s death, his beneficiary) suffers a Financial Hardship, the Company may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant or his beneficiary, any portion of the Participant’s Deferral Account(s), but in no event more than the amount reasonably necessary to relieve the Financial Hardship upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Company. Any such hardship distribution shall be made at such times as the Company shall determine, and the Participant’s Deferral Account(s) shall be reduced by the amount so distributed and/or utilized. Financial Hardship means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, his or her spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

13.	DESIGNATION OF BENEFICIARY

The Participant shall designate in writing, on a form to be furnished by the Company, one or more primary and/or secondary beneficiaries who shall receive distributions otherwise payable to the Participant or as otherwise authorized by the Plan, and such beneficiary designation shall be controlling with respect to all Deferral Accounts such Participant may have pursuant to the provisions of the Plan. The Participant’s spouse, if any, must consent in writing to the designation of a primary beneficiary(ies) other than such spouse as the sole primary beneficiary. Subject to the requirement of the preceding sentence, the Participant shall have the right, at any time and for any reason, to submit a revised designation of beneficiary. Such revised designation of beneficiary shall become effective provided it is delivered to the Company prior to the death of such Participant, and it shall supersede all prior designations of beneficiary submitted by the Participant. A beneficiary may be a natural person or an entity (such as a trust or a charitable organization).

If no designation of beneficiary has been received by the Company from the Participant prior to his death, or if the beneficiary(ies) designated by the Participant has not survived the Participant or cannot otherwise be located by the Company within a reasonable period of time, distributions shall be made to the person or persons in the first of the following classes of successive preference:

1.	The Participant’s lawful spouse.

2.	The Participant’s surviving children, equally.

3.	The Participant’s surviving parents, equally.

4.	The Participant’s surviving brothers and sisters, equally.

5.	The Participant’s personal representative(s), executor(s) or administrator(s).

If the Participant’s beneficiary is in payment status and subsequently dies prior to receiving his/her final payment under the Plan, all remaining payments (except for any applicable survivor benefit payments as outlined in Section 13) will be made to the Participant’s secondary beneficiary, as elected prior to the Participant’s death. If no secondary beneficiary designation was received by the Company from the Participant prior to his death, or if the secondary beneficiary(ies) designated by the Participant is no longer living or cannot otherwise be located by the Company within a reasonable period of time, all remaining distributions shall be determined in the order outlined in the preceding paragraph.

14.	PAYMENTS TO MINORS OR INCOMPETENTS

Whenever, in the Company’s opinion, a person entitled to receive any payment under the Plan is a minor, is under a legal or other disability or is so incapacitated as to be unable to manage his financial affairs, a distribution may be made to such person or to his legal representative or to a relative or friend of such person for his benefit, or for the benefit of such person in whatever manner the Company considers advisable. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

15.	ADMINISTRATION

Except as specified otherwise in the Plan, the Company shall have full power and discretion to administer, construe and interpret the Plan. Any authorized action or decision under the provisions of the Plan undertaken by the Company arising out of, or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or any rules and regulations adopted by the Company shall be conclusive and binding on all Participants and their beneficiaries and all other persons whosoever.

16.	MISCELLANEOUS

A.
Right of Setoff: If, at such time as the Participant becomes entitled to distributions hereunder, the Participant has any debt, obligation or other liability representing an amount owing to Ameren, and if such debt, obligation, or other liability is due and owing at the time that distributions are payable hereunder, Ameren Services may offset the amount owing it against the amount otherwise distributable hereunder.

B.
No Trust Created: The arrangements hereunder are unfunded for tax purposes and for the purposes of ERISA, Title I. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust, escrow of any kind, or a fiduciary relationship between Ameren and the Participant, his designated beneficiary(ies), other beneficiaries of the Participant or any other person.

C.
Unsecured General Creditor Status: Distributions to the Participant or his designated beneficiary(ies) or any other beneficiary(ies) hereunder shall be made from assets which prior to distribution shall continue, for all purposes, to be a part of the general corporate assets and no person (including Participants) shall have any interest in such assets, including without limitation the proceeds of life or other insurance policies, by virtue of the provisions of the Plan. To the extent that any person, including the Participant, acquires a right to receive distributions under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of Ameren and the obligation to pay constitutes a mere promise of Ameren to make payments in the future.

D.
Recovery of Costs: In the event that, in its discretion, Ameren purchases an insurance policy or policies insuring the life of a Participant or any other property to allow Ameren to recover the costs of providing deferred compensation in whole or in part, hereunder, neither the Participant, his beneficiary(ies) nor any other person or persons shall have any rights therein whatsoever. Ameren shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein.

E.
Protective Provisions: A Participant shall cooperate with the Company by providing all information requested including a medical history. In connection therewith, the Company reserves the right to require that the Participant submit to a physical examination if such examination is deemed to be necessary or appropriate. The costs of all such physical examinations will be paid by the Company. If the Participant refuses to cooperate with the Company, the Company shall have no further obligation to the Participant under the provisions of the Plan. If the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant or beneficiary(ies) over and above his actual deferrals.

F.	No Contract of Services: Nothing contained herein shall be construed to confer upon the Participant the right to continue to serve on the Board of Directors of

Ameren in his present capacity, or in any capacity for any term of years. It is expressly understood that the Plan relates to the payment of deferred compensation for the Participant’s director services normally distributable after termination of such services, and the Plan is not in any way intended to be a contract for the Participant’s services.

G.
Spendthrift Provisions: Neither the Participant, his beneficiary(ies), nor any other person or persons shall have any power or right to sell, alienate, attach, garnish, transfer, assign, anticipate, pledge or otherwise encumber any part or all of a Deferral Account maintained or distributable hereunder. No amounts hereunder shall be subject to seizure by any creditor of the Participant or a beneficiary, beneficiary(ies) or any other person or persons by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of divorce, legal separation, bankruptcy, insolvency or death of the Participant, his beneficiary(ies), or any other person or persons. Any such attempted assignment or transfer shall be null and void.

H.
Suspension, Termination and Amendment: The Board of Directors of Ameren Corporation shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Board of Directors by resolution may deem advisable, provided that (1) no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the Participant’s Deferral Account and (2) no attempt to terminate the Plan shall be effective unless such termination complies with the restrictions and requirements applicable under Code Section 409A and the regulations promulgated thereunder in effect at the time of such termination. Subject to the foregoing, this Plan document supersedes all previous similar Plan documents.

I.
Conflicts: Any conflict in the language or terms or interpretation of the language or terms of the Plan between this Plan document and any other document which purports to describe the rights, benefits, duties or obligations of any Participant, Ameren or any other person or entity shall be resolved in favor of this Plan document.

J.	Validity: In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

K.	Captions: The captions of the articles and sections of the Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provision.

L.
Gender and Plurals: Wherever used in the Plan, words in the masculine gender shall include masculine or feminine gender, and unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

M.
Notice: Any election, beneficiary designation, notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing and shall be signed by the Participant. If such election, beneficiary designation, notice, consent or demand is mailed by a Participant, it shall be sent by United States Certified Mail, postage prepaid, and addressed to the Chief Executive Officer, Ameren Corporation, P. O. Box 66149, St. Louis, Missouri 63166-6149. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

N.	Governing Law: The Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.

O.
Disputes: Time shall be of the essence in determining whether any payments are due to the Participant or his beneficiary(ies) under the Plan. Therefore, a Participant or his beneficiary(ies) may submit any claim for payment under the Plan or dispute regarding the interpretation of the Plan to arbitration. This right to select arbitration shall be solely that of the Participant or his beneficiary(ies), and the Participant or his beneficiary(ies) may decide whether or not to arbitrate in his sole discretion. The “right to select arbitration” is not mandatory on the Participant or his beneficiary(ies), and the Participant or beneficiary(ies) may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration has commenced, however, it may not be discontinued without the mutual consent of the Participant or beneficiary(ies) and the Company. During the lifetime of the Participant, only the Participant can use the arbitration procedure set forth herein.

Any claim for arbitration may be submitted as follows: if the Participant or his beneficiary(ies) disagrees with the Company regarding the interpretation of the Plan and the claim is finally denied by the Company in whole or in part, such claim may be filed in writing with an arbitrator of the Participant’s or his beneficiary(ies)’s choice who is selected by the method described in the following paragraph.

The Participant or his beneficiary(ies) shall submit to the Company a list of five potential arbitrators. Each of the five arbitrators so listed must be either (1) a member of the American Arbitration Association who is also a resident of the State of Missouri or (2) a retired Missouri Circuit Court of Court of Appeals Court judge. Within one week after receipt of said list, the Company shall select one of the five arbitrators as the arbitrator for the dispute in question and notify said arbitrator of his selection. If the Company fails to select an arbitrator in a timely manner, the Participant or his beneficiary(ies) shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Participant or his beneficiary(ies) and the Company. Absence from or nonparticipation at the hearing by either the Participant, or his beneficiary(ies), or the Company shall not prevent the issuance of an award by the arbitrator. Hearing procedures, which will expedite the hearing, may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify the issuance of an award.

The arbitration award may be enforced in any appropriate court as soon as possible after its issuance. For the purposes of apportioning expenses and fees, the Company will be considered to the prevailing party in a dispute if the arbitrator determines (1) that Ameren has not breached its obligations or duties under the provisions of the Plan and (2) the claim of the Participant or his beneficiary(ies) was not made in good faith. Otherwise, the Participant or his beneficiary(ies) will be considered to be the prevailing party. In the event that Ameren is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Company) including the fees of stenographic reporting, if employed, shall be paid by the Participant or beneficiary(ies). In the event that the Participant or his beneficiary(ies) is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the Participant or his beneficiary(ies) in pursuing his claim), including the fees of stenographic reporting, if employed, shall be paid by the Company.

IN WITNESS WHEREOF, the foregoing restatement was adopted on November 29, 2006.

AMEREN CORPORATION

By:            /s/ Donna K. Martin

Title:   Senior Vice President and Chief Human Resources
Officer (Ameren Services Company)